UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2007

ADVANCE NANOTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	011-15499	20-1614256
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Lexington Avenue, 29th Floor, New York, NY		10022
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 583-0080

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 20, 2007, Advance Nanotech, Inc. (the “Company”) entered into a Services Agreement (“Agreement”) with Mr. Paul Miller (the “Executive”). Effective April 1, 2007, Mr. Miller will serve as special counsel to the Chief Executive Officer of the Company and as the non-executive Chairman of the Board of Directors of the Company’s wholly owned subsidiary, Advance Homeland Security Inc. (“AHS”). The Executive has access to and receives confidential information regarding the Company, its products, services, and business processes and business plans and other confidential and proprietary information.

In accordance with the Agreement, Mr. Miller shall be entitled to receive a zero ($0.00) annual salary and equity compensation in the form of restricted shares of the Company’s common stock for his services. The Executive will receive equity compensation based on the completion of milestones determined by the Company. There are a total of six milestones where the Executive may earn up to 1,200,000 shares of restricted common stock as follows:

MILESTONE	RESTRICTED SHARES OF COMMON STOCK
#1	100,000 shares
#2	100,000 shares
#3	100,000 shares
#4	100,000 shares
#5	100,000 up to 400,000 shares
#6	200,000 up to 400,000 shares

This Agreement may be terminated by either party upon thirty (30) days’ written notice to the other party. Any termination of this Agreement shall not adversely affect any rights or obligations that may have accrued to either party prior to the date of termination, including without limitation, obligations to pay all amounts due and payable.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is included as part of this report:

(d) Exhibits.

No.	Description
99.1	Press release dated March 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE NANOTECH, INC.

By:	/s/ Antonio Goncalves, Jr.
Antonio Goncalves, Jr.
Chief Executive Officer

Dated: March 26, 2007

EXHIBIT LIST

No.	Description
99.1	Press release dated March 21, 2007.

End of Filing